   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1997
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               RAILAMERICA, INC.
             (Exact name of registrant as Specified in its Charter)

                                 301 YAMATO ROAD, SUITE 1190
      STATE OF DELAWARE              BOCA RATON, FL 33431                 65-0328006
 (State or Other Jurisdiction
     of Incorporation or            (Address of Principal        (IRS Employer Identification
        Organization)                 Executive Offices)                     No.)

                      COMMON STOCK OWNED BY GARY O. MARINO
                           (Full title of the Plans)

                                 GARY O. MARINO
           CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND TREASURER
                               RAILAMERICA, INC.
                          301 YAMATO ROAD, SUITE 1190
                           BOCA RATON, FLORIDA 33431
                    (Name and address of agent for service)

                                 (561) 994-6015
    (Telephone number, including area code, of agent for service of process)

                                    Copy to:
                             GARY M. EPSTEIN, ESQ.
           GREENBERG, TRAURIG, HOFFMAN, LIPOFF, ROSEN & QUENTEL, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0894

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: [X]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                      PROPOSED
                                                                       MAXIMUM            PROPOSED
            TITLE OF SECURITIES                 AMOUNT TO BE       OFFERING PRICE     MAXIMUM AGGREGATE       AMOUNT OF
              TO BE REGISTERED                   REGISTERED         PER SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share.....       20,000               $5.78            $115,600.00           $35.00
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457 on the basis of the average of the high and low bid and ask prices of the Common Stock as of February 12, 1997, as reported by the National Association of Securities Dealers Automated Quotation System.

     This Registration Statement shall become effective upon the filing in accordance with Section 8(a) of the Securities Act of 1933, as amended and 17 C.F.R. Section 230.462.

================================================================================

PROSPECTUS

                            DATED FEBRUARY 19, 1997

                                 20,000 SHARES

                               RAILAMERICA, INC.

                                  COMMON STOCK

                             ---------------------

     This Prospectus relates to the sale of up to 20,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of RailAmerica, Inc., a Delaware corporation (the "Company"), proposed to be disposed of from time to time by Gary O. Marino, Chairman of the Board, President, Chief Executive Officer and Treasurer of the Company (the "Selling Shareholder"). See "Selling Shareholder." The Company will not have any interest in the proceeds from the sale of the Shares by the Selling Shareholder.

     The Common Stock is quoted on the SmallCap Market of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") under the symbol RAIL. On February 12, 1997, the average of the last reported bid and ask price of the Common Stock as reported by the Nasdaq SmallCap Market was $5.78 per share.

     The Company has been advised by the Selling Shareholder that he has undertaken not to sell any of the Shares until after May 22, 1998, without the consent of the Board of Directors of the Company. Thereafter, the Selling Shareholder has informed the Company that he may from time to time sell all or part of the Shares in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq (or any exchange on which the Common Stock may then be listed), in negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of such sales or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discount, concessions or commissions from the Selling Shareholder and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customer commissions). The Selling Shareholder may also pledge the Shares as collateral for margin accounts or loans and the Shares could be resold pursuant to the terms of such accounts or loans. In connection with such sales, the Selling Shareholder, any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Neither the Company nor the Selling Shareholder can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholder on account of his sale of the Shares from time to time.

     The Company will pay all the expenses, estimated to be approximately $10,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and expenses incurred by the Selling Shareholder. The Shares are being registered at the request of the Selling Shareholder.

                             ---------------------

  THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE. SEE "RISK FACTORS" ON PAGES 5-10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
           PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 19, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, Suite 1300, New York, New York 10048; and 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-7232. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Copies of such Registration Statement, including exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned facilities of the Commission, upon payment of the fee prescribed by the Commission. Copies of each document may also be obtained through the Commission's internet address at http://www.sec.gov. The summaries contained in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.

     THIS PROSPECTUS IS ACCOMPANIED BY A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1995

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company under the Exchange Act with the Commission are incorporated in and made a part of this Prospectus by reference:

        (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995;

        (ii) the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1996;

        (iii) the Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1996;

        (iv) the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996;

        (v)     the Company's Report on Form 8-K dated September 6, 1996;

        (vi)    the Company Report on Form 8-K dated September 30, 1996;

        (vii)   the Company's Report on Form 8-K dated October 11, 1996;

        (viii)  the Company's Report on 8K-A dated December 11, 1996;

        (ix)    the Company's Report on Form 8-K dated January 15, 1997;

        (x) the Company's Definitive Proxy Statement on Schedule 14A as filed with the Commission on June 28, 1996; and

        (xi)    all other reports filed by the Registrant pursuant to
                Section 13(a) or 15(d) of the Exchange Act since the end of fiscal year 1995.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     Any information contained herein or in a document incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that information contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or replaces such information. Any such information so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal executive offices: Attn: Secretary, 301 Yamato Road, Suite 1190, Boca Raton, Florida 33431, telephone number (561) 994-6015.

                                    SUMMARY

THE COMPANY

     RailAmerica, Inc. (together with its consolidated subsidiaries the "Company"), is a multimodal transportation company that has experienced significant growth in recent years. Historically, the Company has acquired, developed and operated short line railroads formed primarily through the acquisition of light density rail lines from larger railroads. The Company currently operates approximately 1,000 miles of rail lines in Delaware, Indiana, Michigan, Minnesota, Pennsylvania, Tennessee, Texas and Washington. In 1994, the Company expanded its operations in the transportation industry through its acquisition of Kalyn/Siebert, Inc. ("Kalyn"), a manufacturer of a broad range of specialty and custom truck trailers, located in Gatesville, Texas. In 1995, the Company acquired substantially all of the assets of Steel City Truck Lines, Limited ("Steel City"), a regional motor carrier located in Sault Ste. Marie, Ontario, Canada. The Company seeks to benefit from synergies among its rail, manufacturing and motor carrier operations.

     Since deregulation in 1980, Class I railroads in the United States and Canada have focused their management and capital resources on their long-haul core systems while divesting branch lines to smaller and more cost-effective rail operators that are willing to commit the resources necessary to meet the needs of the shippers located on these lines. Since 1980, more than 300 short line and regional railroads operating approximately 26,000 miles of track have been created. The commitment of Class I carriers to increase efficiency and profitability and the recent merger activity among long-haul railroads is expected to lead to additional short line divestitures as overlapping routes are sold and the merged railroads seek to achieve synergies.

     The Company's objectives are to foster growth of its existing subsidiaries and to create a diversified transportation company by acquiring additional railroads and, to a lesser extent, other transportation-related companies. Over the last two and a half years, the Company has completed 12 acquisitions including 10 short line railroads, a specialty truck trailer manufacturing company and a regional motor carrier. These acquisitions have been successfully integrated into current operations and serve as a platform for the growth experienced by the Company. Over this same period, management has evaluated over 200 potential acquisitions.

     Management is currently reviewing approximately 20 acquisition opportunities, primarily of short line railroads, and believes that the Company will be presented with future opportunities to make acquisitions among the over 500 existing short line railroads. The Company is currently negotiating a number of acquisitions, but no assurance can be given that the Company will consummate any of them. Many of the short line railroad acquisition opportunities are similar to the Company's recent acquisitions in terms of size and breadth of operations. However, several of the potential acquisitions are of a magnitude that would require the Company to raise additional capital to effect the acquisitions. If the Company were to acquire one or more of these operations, the Company's pro forma results of operations and financial conditions would be substantially affected.

     The Company's principal executive offices are located at 301 Yamato Road, Suite 1190, Boca Raton, Florida 33431 and its telephone number is (561) 994-6015.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider, among other things, the following factors before a decision is made to purchase any Common Stock.

RAILROAD OPERATIONS -- DEPENDENCE ON AGRICULTURAL INDUSTRY

     Through its wholly-owned subsidiaries, the Company operates 12 short line railroads in the States of Delaware, Indiana, Michigan, Minnesota, Pennsylvania, Tennessee, Texas and Washington. The Company's traffic base in Michigan includes agricultural commodities, automotive parts, chemicals and fertilizer, ballast and other stone products. Its traffic base in Tennessee includes wood chips, paper, chemicals and processed foods. Traffic handled in Pennsylvania and Delaware includes iron and steel products, chemicals, agricultural products, lumber and processed foods. The Company's traffic base in Minnesota includes agricultural products, aggregates, coal, plastics, lumber, denatured alcohol, scrap iron and steel. The Company's traffic base in Texas consists of cotton, sodium sulfate, chemicals, fertilizer, scrap iron and steel. The Company's traffic base in Indiana consists of agricultural commodities and plastics. The Company's traffic base in Washington consists of woodchips, lumber, minerals, cement and agricultural products. A substantial portion of the Company's traffic has consisted of agricultural commodities. As a result, the Company could be materially and adversely affected by factors that generally affect the agricultural industry in the regions in which it operates. Such factors include, without limitation, the weather and fluctuations in agricultural prices. Sellers of agricultural commodities typically hold back shipment of their products until they deem prices to be advantageous. As a result, the number of carloads handled by the Company and its recognition of revenue may vary significantly from period to period as a result of fluctuations in the price for those commodities. Shipments of agricultural commodities, on an overall basis, occur seasonally, with the majority of the agricultural products being shipped from September through May. As a result, the Company's revenues will normally be higher during these months than during the summer. The Company believes that agricultural commodities will continue to represent the primary component of the Company's rail traffic base for the near future.

RELATIONSHIPS WITH CLASS I RAILROADS

     The railroad industry in the United States is dominated by a small number of large Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on the Company's railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting certain commodities or to use alternate modes of transportation, such as motor carriers, could adversely affect the Company's business.

     The Company's ability to provide rail service to its customers depends in large part upon its ability to maintain cooperative relationships with Class I connecting carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those connecting carriers, or in the Company's relationship with its connecting carriers, could adversely affect the Company's business. In addition, much of the freight transported by the Company's railroads moves on railcars supplied by Class I carriers. Were these carriers to reduce the number of railcars available for use by its railroads, the Company might not be able to obtain replacement railcars on favorable terms.

GOVERNMENTAL REGULATION OF RAILROAD OPERATIONS

     The Company is subject to governmental regulation by the Surface Transportation Board ("STB"), the Federal Railroad Administration and other federal, state and local regulatory authorities with respect to certain rates and railroad operations, as well as a variety of health, safety, labor, environmental and other matters, all of which could potentially affect the competitive position and profitability of the Company. All railroad industry employees are covered by the Railroad Retirement Act and the Railroad Unemployment Insurance Act in lieu of Social Security and other federal and state unemployment insurance programs. Employer contributions under Railroad Retirement are currently about triple those required under Social

Security. Management of the Company believes that the regulatory freedoms granted by the Staggers Rail Act amendments have been beneficial to the Company by giving it flexibility to adjust prices and operations to respond to market forces and industry changes. However, various interests, and certain members of the committees in the United States House of Representatives and Senate that have jurisdiction over federal regulation of railroads, have from time-to-time expressed their intention to support legislation that would eliminate or reduce certain significant freedoms granted by the Staggers Rail Act. If enacted, these proposals, or court or administrative rulings to the same effect under current law, could have a significant adverse effect on the Company.

DEPENDENCE ON GOVERNMENT GRANTS

     The Company has a history of attracting federal and state financial support for rail infrastructure improvements. The Company believes that it is a critical element of the transportation infrastructure in many of its territories and that it enjoys strong support from state and federal politicians.

DEPENDENCE ON INDUSTRY AND GOVERNMENTAL AGENCY DEMAND FOR TRUCK TRAILERS

     Through its wholly-owned subsidiary, Kalyn/Siebert, Inc. ("Kalyn"), the Company manufactures a broad range of specialty truck trailers. Kalyn's operations are dependent on the demand for its products. Unit sales of new truck trailers have historically been subject to substantial cyclical variation. In addition, periods of economic recession in the United States have historically caused declines in the profitability of the trucking industry, have had a materially adverse effect on industry-wide demand for new truck trailers and may have a materially adverse effect on Kalyn's results of operations. Future economic downturns or cyclical decreases in demand for truck trailers would likely have a material adverse effect on Kalyn and the Company. Kalyn's sales to governmental agencies accounted for approximately 35% of its sales in the year ended December 31, 1996. In the year ended December 31, 1995, sales to commercial accounts and governmental agencies represented 71% and 29%, respectively, of Kalyn's sales. The majority of Kalyn's sales to governmental agencies are to the ("GSA"), the purchasing arm of non-military agencies, and to TACOM, a department of defense unit established to consolidate purchases for various branches of the military. Accordingly, Kalyn believes the loss of GSA's and/or TACOM's business would have a material adverse effect on Kalyn.

DEPENDENCE ON ONE TRUCK TRAILER MANUFACTURING SITE; DEPENDENCE ON KALYN REVENUES

     Kalyn operates one manufacturing facility which, as of the date of this Prospectus, was operating at approximately 50% of capacity. Sustained growth of Kalyn's production and, in turn, its net sales are dependent on its ability to cost efficiently increase production at its plant. In 1995, such sales from Kalyn accounted for 59% of the Company's total revenues. Although Kalyn accounted for a smaller percentage of revenues in the year ended December 31, 1996, a long-term interruption in the operation of Kalyn's plant, from labor strikes, a natural disaster or other cause, whether or not covered by insurance, could have a material adverse effect on the Company.

DEPENDENCE ON SUPPLIERS

     Kalyn's ability to manufacture truck trailers is dependent upon receiving supplies, or components and raw materials from a limited number of sources. To date, Kalyn has experienced no material difficulties in procuring supplies, components or materials. However, if deliveries of such items are delayed, Kalyn's production ability may be decreased which could have a negative effect on Kalyn's results of operations.

GOVERNMENTAL REGULATION OF TRUCKING INDUSTRY

     Through its wholly-owned subsidiary, Steel City Carriers, Inc. ("Steel City"), the Company operates a regional motor carrier from Sault Ste. Marie, Ontario. Truck trailer length, height, width, gross vehicle weight and other specifications are regulated within Canada by Transport Canada and the individual Provinces of Canada and within the United States of America by the National Highway Traffic Safety Administration and individual states within the United States of America. Historically, changes and anticipated changes in these regulations have resulted in significant fluctuations in demand for new trailers, thereby contributing to a cyclical industry. Changes or anticipation of changes in these regulations can have a materially adverse impact on Kalyn's manufacturing operations and sales.

MOTOR CARRIER OPERATIONS -- WEATHER CONDITIONS; CUSTOMER DEMAND; FUEL PRICES

     Steel City's operations and results of operations have historically been and may in the future be negatively affected by severe weather conditions. Steel City's largest customer, Algoma Steel, accounted for 42% of Steel City's sales in the year ended December 31, 1995. Although Algoma Steel accounted for a smaller percentage of sales in the year ended December 31, 1996, Steel City believes that the loss of Algoma Steel's business would have a material adverse effect on Steel City. For the year ended December 31, 1995, fuel costs accounted for approximately 11% of Steel City's motor carrier transportation expenses. Accordingly, Steel City believes that its results of operations would be negatively affected by material increases in the price of fuel. Even if Steel City was capable of passing the increased cost of fuel on to its customers, Steel City's results of operations may be negatively affected by a relative reduction in demand for its services as a result of the higher cost of service.

COMPETITION

     The Company's primary source of competition in its rail operations comes from over-the-road trucks. While the Company must build or acquire and maintain its rail system, trucks are able to use public roadways. Any future expenditures materially increasing the roadway system in the Company's present or proposed areas of operation (or legislation granting materially greater latitude for trucks with respect to size or weight limitation) could have a significant adverse effect on the Company's competitiveness.

     The Company faces significant competition in the truck trailer manufacturing industry which is highly competitive and has relatively low barriers to entry. Kalyn competes with a number of other trailer manufacturers, some of which have greater financial resources and higher sales than Kalyn. Furthermore, Kalyn's products compete with alternative forms of shipping, such as intermodal containers. There can be no assurance that Kalyn will be able to continue to compete effectively with existing or potential competitors or alternative forms of shipping containers.

AVAILABILITY OF ACQUISITION OPPORTUNITIES

     The Company's ability to continue to expand its rail operations is dependent in part on its ability to acquire additional rail properties. In making acquisitions the Company competes with other short line and regional rail operators, some of which are larger and have greater financial resources than the Company. There can be no assurance that acquisition opportunities will be available to the Company in the future or that the Company will be able to compete successfully for available properties.

ACQUISITION STRATEGY; POTENTIAL NEED FOR ADDITIONAL FINANCING; DILUTION

     The Company's business strategy includes the acquisition of additional railroad properties or other transportation related businesses. The Company's ability to implement this strategy is dependent on the availability of financing alternatives for such acquisitions. There can be no assurance, however, that such financing will be available or, if available, will be obtainable by the Company on favorable terms. As of the date of this Prospectus, the Company had 22,169,357 shares of authorized but unissued Common Stock, and 1,000,000 shares of authorized but unissued Preferred Stock. The Company could issue authorized but unissued Common Stock or Preferred Stock in the future to finance future acquisitions on terms which could be dilutive to the stock ownership of existing shareholders. Due to the Company's business strategy which places an emphasis on additional acquisitions of transportation-related companies, it is anticipated that deferred acquisition costs will continue to accumulate. Termination of acquisition efforts prior to successful completion will result in write-downs or write-offs of deferred acquisition costs and corresponding charges against earnings. Depending on the deferred acquisition costs associated with a terminated acquisition effort, these charges may be material.

DEPENDENCE ON KEY PERSONNEL

     The Company's success is dependent on certain management and personnel, including Gary O. Marino, its Chairman of the Board, President, Chief Executive Officer and Treasurer. The Company's success is also dependent upon the efforts of Robert B. Coward, the Vice President and General Manager of Kalyn. The loss of the services of one or more of these executives could have an adverse effect upon the business of the Company. While the Company believes that it would be able to locate suitable replacements for these executives if their services were lost to the Company, there can be no assurance it would be able to do so. Mr. Marino has agreed, pursuant to an employment agreement, to serve the Company until, at a minimum, March 1, 1998. Mr. Coward has agreed, pursuant to an employment agreement, to serve the Company until, at a minimum, August 1997.

LIABILITY FOR CASUALTY LOSSES

     The Company has obtained insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. While the Company believes, based upon its experience, that its insurance coverage is adequate, under catastrophic circumstances the Company's liability could exceed its insurance limits. Insurance is available from only a very limited number of insurers and there can be no assurance that insurance protection at the Company's current levels will continue to be available or, if available, will be obtainable on terms acceptable to the Company. The occurrence of losses or other liabilities which are not covered by insurance or which exceed the Company's insurance limits could materially adversely affect the financial condition of the Company.

ENVIRONMENTAL MATTERS

     The Company's railroad operations and real estate ownership are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials. While the Company believes it is in substantial compliance with all such matters, any allegations or findings to the effect that the Company had violated laws or regulations could have a materially adverse effect on the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation contains certain anti-takeover provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company without negotiating with its Board of Directors. Such provisions could limit the price that certain investors might be willing to pay in the future for the Company's securities. Certain of such provisions provide for a classified Board of Directors with staggered terms, and allow the Company to issue preferred stock with rights senior to those of the Common Stock or impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions.

DIVIDEND POLICY

     The Company has never declared or paid a dividend on its Common Stock, and management of the Company expects that a substantial portion of the Company's future earnings will be retained for expansion or development of the Company's business, which may include additional acquisitions. Whether the Company will pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and surplus, the general financial condition of the Company, restrictive covenants in loan or other agreements to which the Company may be subject, and such other factors as the Board of Directors may deem to be relevant, including the desirability of cash dividends to shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company had 7,830,643 shares of Common Stock issued and outstanding and 3,418,604 shares of Common Stock reserved for issuance, including: (1) 631,383 shares of Common Stock reserved for issuance upon exercise of the Class B Callable Stock Purchase Warrants (exercise price $3.50 per share); (2) 444,440 shares of Common Stock reserved for issuance upon conversion of $1,000,000 in principal amount of Convertible Subordinated Promissory Notes (conversion price $2.25); (3) 364,961 shares of Common Stock reserved for issuance upon conversion of $2,000,000 in principal amount of Series A Convertible Subordinated Debentures (conversion price $5.48);
(4) 250,000 shares of Common Stock reserved for issuance upon exercise of options granted under the 1992 Stock Option Plan (exercise price $3.50); (5) 440,000 shares of Common Stock reserved for issuance upon the exercise of options granted to officers of the Company (exercise price $3.10 -- $5.00); (6) 207,500 and 13,500 shares of Common Stock reserved for issuance upon exercise of options granted and yet to be granted, respectively, under the 1995 Stock Incentive Plan (exercise price $3.50 -- $3.625); (7) 210,000 and 40,000 shares of Common Stock reserved for issuance upon exercise of options granted and yet to be granted, respectively, under the 1995 Non-Employee Director Stock Option Plan (exercise price $3.50 -- $4.81); (8) 232,092 shares of Common Stock reserved for issuance upon exercise of options yet to be granted under the 1995 Employee Stock Purchase Plan; (9) 127,500 shares of Common Stock issuable upon exercise of a warrant issued to Eric D. Gerst (exercise price $4.09); (10) 50,000 shares of Common Stock reserved for issuance on August 31, 1997 to certain employees of Kalyn; (11) 38,876 shares of Common Stock reserved for issuance to certain key employees of Steel City; (12) 292,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to First London Securities Corporation pursuant to placement agent agreements with the Company (exercise price $4.60 -- $5.75); and (13) 76,352 shares of Common Stock reserved for issuance upon exercise of underwriter's warrants granted to Keene Securities (effective exercise price -- $4.16). Of the 7,830,643 shares of Common Stock issued and outstanding, the Company believes that approximately 4,400,000 of the shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company). The Company believes the remaining approximately 3,400,000 outstanding shares of Common Stock are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted shares (as defined therein) for at least two years, or affiliates of the Company who own shares, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock on Nasdaq during the four weeks immediately preceding the date on which such person files a notice of the sale with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner and notice of sale and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, provided that three years have expired since the later of (i) the date on which such restricted shares were acquired from the Company or (ii) the date they were acquired from an affiliate of the Company.

     The Commission has recently proposed amendments to Rule 144 and 144(k) that would permit resales of "restricted" shares of Common Stock, under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resales of such shares of Common Stock held by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resales of shares of Common Stock sooner than would be the case under Rule 144 and 144(k) as currently in effect. However, there can be no assurance of when, if ever, such amendments will be approved.

     The possibility that substantial amounts of Common Stock may be issued and/or freely resold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

PROBLEMS INHERENT IN GROWTH AND ACQUISITIONS

     Since its first acquisition, the Company has experienced significant growth in revenues, primarily through the acquisition of transportation services companies that fit its growth strategy. Since inception, the Company has completed 12 acquisitions. The Company expects to continue its acquisition strategy. Although the Company believes that additional acquisitions will enhance the opportunity to increase net earnings, such acquisitions would result in greater administrative burdens and create the financial risks of additional operating costs and additional interest costs. Acquisitions also involve a number of other risks, including diversion of management's attention to the assimilation of operations and personnel of the acquired companies, the difficulty of integrating acquired companies into the Company's management information and financial reporting systems, possible adverse short-term effects on the Company's operating results and an adverse impact on earnings from the amortization of acquired intangible assets. There can be no assurance that the Company's business will continue to grow in a similar fashion in the future, that it will be able to find, finance and complete further suitable acquisitions and integrate effectively any acquisitions made, that such acquisitions will be profitable or that the Company can effectively adapt its management, administrative and operational systems to respond to any future growth.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of Common Stock being offered by the Selling Shareholder hereunder.

     Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $10,000.

                              SELLING SHAREHOLDER

     The Selling Shareholder has been Chairman of the Company's Board of Directors and Treasurer of the Company since its formation in April 1992, Chief Executive Officer since March 1, 1994 and President since July 1996, and he has been Chairman of the Board and Treasurer of the Company's Huron & Eastern Railway Company, Inc. subsidiary since 1986. The Selling Shareholder joined the Company on a full-time basis in March 1994. Mr. Marino was also Chairman of Huron Transportation Group, Inc. ("HTG") from its formation in 1987 until HTG merged with RailAmerica Services Corporation, the wholly-owned subsidiary of the Company in December 1993. From 1984 until October 1993, the Selling Shareholder was the Chairman, President and Chief Executive Officer of BRCC, a former stockholder of the Company. He received his B.A. from Colgate University in 1966 and an M.B.A. from Fordham University in 1973.

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Shareholder.

                                                                    PERCENT OF
                                     NUMBER OF        NUMBER OF      SHARES OF
                                    SHARES OWNED        SHARES     COMMON STOCK    OWNERSHIP OF SHARES OF
       NAME AND ADDRESS OF            PRIOR TO        REGISTERED   HELD PRIOR TO     COMMON STOCK AFTER
       SELLING SHAREHOLDER          OFFERING(1)         HEREBY       OFFERING            OFFERING(3)
       -------------------          ------------      ----------   -------------   -----------------------
                                                                                    SHARES     PERCENTAGE
                                                                                    -------        ----
Gary O. Marino....................    474,500(1)(2)     20,000          6.06%       454,500        5.80%
  301 Yamato Road, Suite 1190
  Boca Raton, Florida 33431

---------------

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days have been exercised. The Company believes that the Selling shareholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by him.
(2) Includes (i) 40,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.50 per share granted under the Company's 1992 Stock Option Plan and (ii) 10,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.625 per share granted under the Company's 1995 Stock Incentive Plan. Also includes (i) 87,500 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.10 per share, (ii) 87,500 shares of Common Stock issuable upon exercise of presently exercisable options to purchase Common Stock at $3.40 per share and (iii) 87,500 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $3.75 per share, and (iv) 87,500 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock at $4.15 per share, all of which options were granted pursuant to the terms of Mr. Marino's employment agreement.
(3) Assumes all Shares registered hereby are sold even though the Selling Shareholder has undertaken not to sell any of the Shares until after May 22, 1998, without the consent of the Board of Directors of the Company. Thereafter, the Selling Shareholder may sell all, some or none of his Shares.

                              PLAN OF DISTRIBUTION

     The Selling Shareholder has undertaken not to sell any of the Shares until after May 22, 1998, without the consent of the Board of Directors of the Company. Thereafter, the Selling Shareholder has advised the Company that he may from time to time sell all or part of the Shares in one or more transactions (which may include block transactions) in the over-the-counter market, on the Nasdaq (or any exchange on which the Common Stock may then be listed), in negotiated transactions through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholder may also pledge the Shares as collateral for margin accounts or loans and the Shares could be resold pursuant to the terms of such accounts or loans. In connection with such sales, the Selling Shareholder and any broker-dealers or agents participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act. Neither the Company nor the Selling Shareholder can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholder on account of his sale of Common Stock from time to time.

     Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company will pay all of the expenses, estimated to be approximately $10,000, incident to the registration, offer and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents and attorneys' fees incurred by Selling Shareholder. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholder.

     Under applicable rules and regulations promulgated pursuant to the Exchange Act, any person engaged in the distribution of Common Stock may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each person engaged in the distribution of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing and purchases and sales of shares of the Company's Common Stock.

     The Selling Shareholder has advised the Company that he will comply with Rule 10b-6 promulgated under the Exchange Act in connection with all resales of the Shares offered hereby.

     The Company has been advised by the Selling Shareholder that he has not, as of the date of this Prospectus, entered into any arrangement with a broker-dealer for the sale of the Shares.

     At the time a particular offer of Common Stock is made by the Selling Shareholder, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by the underwriters for the Shares of Common Stock purchased from the Selling Shareholder, and any discounts, commissions or concessions allowed or re-allowed or paid to the dealers.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws.

GENERAL

     The Company is authorized to issue 30,0000,000 shares of Common Stock having a par value of $.001 per share and 1,000,000 shares of Preferred Stock having a par value of $.001 per share. As of the date of this Prospectus, the Company had 7,830,643 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

     Each share of Common Stock entitles the holder thereof to vote on all matters submitted to a vote of the stockholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect on an annual basis the entire class of Directors then standing for election and holders of the remaining shares by themselves cannot elect any Directors. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared in respect of the Common Stock by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Common Stock outstanding are and the shares of Common Stock to be sold in this Offering will be, when issued, fully paid and non-assessable. The transfer agent for the Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. The issuance of Preferred Stock by the Board of Directors could affect the rights of the holders of the Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the Common Stock, and could (upon conversion or otherwise) enjoy all the rights appurtenant to Common Stock. Because the Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed on any series of Preferred Stock (without stockholder approval), the issuance of any series of Preferred Stock could adversely affect the voting power and other rights of the holders of Common Stock and could be used as an anti-takeover measure by the Company without any further action by the holders of Common Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The Certificate of Incorporation contains the following special provisions that may delay, defer or prevent a change in control of the Company:

          The Board of Directors is divided into three classes, with members serving three-year terms ending in successive years. An objective of the classified Board of Directors is to facilitate continuity and stability of the Company's management and policies, since a majority of the Directors at any given time will have prior experience as Directors of the Company. However, classification also moderates the pace of any change in control of the Company, because it makes it more difficult for the stockholders to change a majority of the Board of Directors, for any reason. It would take at least two annual meetings to elect a majority of the Board of Directors, unless the Certificate of Incorporation were amended to eliminate provisions for a classified Board of Directors.

          The Certificate of Incorporation also provides that Directors may only be removed, with cause, by the vote of the holders of at least two-thirds (66 2/3%) of the voting power of the outstanding voting stock of the Company or 51% of such voting power, together with the vote of a majority of "Disinterested Directors" as defined in the Certificate of Incorporation. In addition, the Certificate of Incorporation provides that the Board of Directors may, from time to time, fix the number of Directors constituting the Board of Directors and fill vacancies on the Board of Directors.

          The Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by the General Corporation Law of Delaware (the "Delaware Corporate Code"). Such Delaware law provides that the Directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as Directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Corporate Code; or (iv) for any transaction from which the Director derives an improper personal benefit. The Certificate of Incorporation also provides that the Company shall indemnify its Directors and Officers to the fullest extent permitted by Delaware law, except against actions by the Company approved by the Board of Directors, and requires the Company to advance expenses to such Directors and Officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

          The Company is subject to the provisions of Section 203 of the Delaware Corporate Code. In general, Section 203 prohibits certain publicly-held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exceptions apply. For purposes of
     Section 203, a "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns, or within the three immediately preceding years of a business combination did own, 15% or more of the corporation's outstanding voting stock.

          In addition to being subject to Section 203, the Certificate of Incorporation also provides that where a vote of stockholders is otherwise required under Delaware law to approve a merger or consolidation, dissolution, reorganization, recapitalization or sale of substantially all of the Company's assets, no such action can be taken unless approved by a vote of two-thirds (66 2/3%) of the voting power of the shares entitled to vote thereon (the "Special Voting Provision"). The Special Voting Provision could make it more difficult for a third party, or could discourage a third party from attempting, to takeover the

     Company and therefore may limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.

          In accordance with the Certificate of Incorporation, for nominations for the Board of Directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than sixty days nor more than ninety days prior to the annual meeting. The notice must contain, among other things, certain information about the stockholder delivering the notice and as applicable, background about the nominee or a description of the proposed business to be brought before the meeting.

          The Certificate of Incorporation provides that, if the Company has 10 or more stockholders, no action is permitted to be taken by the stockholders of the Company by written consent. Special meetings may be called only by the Board of Directors, the Chairman of the Board or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new Directors or approving a merger) only at a dully called stockholders' meeting, and not by written consent.

          The Delaware Corporate Code provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding voting stock of the Company is required to amend or repeal any of the foregoing provisions in the Certificate of Incorporation, or, in the case of each of the foregoing provisions other than the vote required for a merger or consolidation, etc., 51% of the voting stock and a majority of "Disinterested Directors." Such stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

                                    EXPERTS

     The financial statements of the Company and its consolidated subsidiaries as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995, have been incorporated by reference in this prospectus and registration statement from the Company's Annual Report on Form 10-KSB in reliance upon the report of Coopers & Lybrand L.L.P, independent certified public accountants, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted under the Delaware General Corporation Law. See "Description of Capital Stock-Delaware Law and Certain Charter and Bylaw Provisions."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Summary...............................    4
Risk Factors..........................    5
Use of Proceeds.......................   10
Selling Shareholder...................   10
Plan of Distribution..................   11
Description of Capital Stock..........   12
Experts...............................   14
Indemnification of Directors and
  Officers............................   14

             ======================================================
             ======================================================
                                 20,000 SHARES

                               RAILAMERICA, INC.
                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                               February 19, 1997
             ======================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     See "Incorporation of Certain Documents by Reference" in the Prospectus.

ITEM 4.  DESCRIPTION OF SECURITIES

     See "Description of Capital Stock" in the Prospectus.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant has the authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. Under Article VII of the Registrant's Amended and Restated Articles of Incorporation, each person who is a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by the provisions of the Delaware General Corporation Law. See "Indemnification of Directors and Officers" in the Prospectus. At present there is no pending litigation or proceedings involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     The Registrant and the Selling Shareholder entered into an agreement effective as of January 2, 1997 whereby the Registrant agreed to issue and sell to the Selling shareholder 20,000 shares ("Shares") of the Registrant's Common Stock at a purchase price of $95,000 ("Purchase Price"), payable by execution of a promissory note in an amount equal to the Purchase Price. The foregoing sale was made in accordance with Regulation D promulgated under the Securities Act of 1933, as amended.

ITEM 8.  EXHIBITS

  EXHIBIT
  NUMBER                             DESCRIPTION
-----------                          -----------
   2.1   --  Stock Purchase Agreement dated as of January 2, 1997 by and between the Issuer and Gary O. Marino.

   4.1 -- Amended and Restated Articles of Incorporation of the Issuer incorporated by reference to the same exhibit number filed as part of the Company's Form 10-QSB for the quarter ended
             September 30, 1995, filed with the Securities and Exchange
             Commission on November 12, 1995.

   4.2 -- Bylaws of the Issuer incorporated by reference to the same exhibit number filed as part of the Company's Form 10-QSB for the quarter ended September 30, 1995, filed with the Securities and Exchange Commission on November 12, 1995.

  23.2   --  Consent of Coopers & Lybrand L.L.P.

  24.1   --  Power of Attorney: Included Herein


ITEM 9.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, as of the 19th day of February, 1997.

                                          RAILAMERICA, INC.

                                          By:       /s/ GARY O. MARINO
                                          --------------------------------------
                                           Gary O. Marino, Chairman, President,
                                          Chief Executive Officer and Treasurer
                                             (Duly Authorized Representative)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary O. Marino and Larry W. Bush his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of February 19, 1997.

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----

                 /s/ GARY O. MARINO                    Chairman, President, Chief     February 19, 1997
-----------------------------------------------------    Executive Officer and
                   Gary O. Marino                        Treasurer (Principal
                                                         Executive Officer and
                                                         Principal Financial
                                                         Officer)

                 /s/ JOHN H. MARINO                    Vice Chairman, Senior          February 19, 1997
-----------------------------------------------------    Transportation Officer and
                   John H. Marino                        Assistant Secretary

               /s/ DOUGLAS R. NICHOLS                  Director                       February 19, 1997
-----------------------------------------------------
                 Douglas R. Nichols

                 /s/ RICHARD RAMPELL                   Director                       February 19, 1997
-----------------------------------------------------
                   Richard Rampell

               /s/ DONALD D. REDFEARN                  Executive Vice President,      February 19, 1997
-----------------------------------------------------    Secretary and Director
                 Donald D. Redfearn

                /s/ JOHN M. SULLIVAN                   Director                       February 19, 1997
-----------------------------------------------------
                  John M. Sullivan

                /s/ CHARLES SWINBURN                   Director                       February 19, 1997
-----------------------------------------------------
                  Charles Swinburn

                 /s/ ROBERT F. TOIA                    Director                       February 19, 1997
-----------------------------------------------------
                   Robert F. Toia

                  /s/ LARRY W. BUSH                    Controller (Principal          February 19, 1997
-----------------------------------------------------    Accounting Officer)
                    Larry W. Bush

                                 EXHIBIT INDEX

NUMBER                              DESCRIPTION
------                              -----------
  2.1  --   Stock Purchase Agreement dated as of January 2, 1997 by and between the Issuer and Gary O. Marino.......................
 23.2  --   Consent of Coopers & Lybrand L.L.P. ........................
 24.1  --   Power of Attorney: Included Herein..........................